Exhibit 10.02

SUMMARY OF TERMS

This Summary of Terms summarizes the principal terms of the financing described below. This document is not a binding agreement except for the Confidentiality provision which shall be binding upon a prospective investor.  This Summary is not a commitment by a prospective investor to invest or an obligation of the Company to make an investment available to a prospective investor. This Summary refers to certain other documents which should be reviewed when evaluating this investment.  In the event the information in this Summary conflicts with any provision or disclosure in the other documents, the other documents should take precedence.

Company

Company:	MacroSolve, Inc., an Oklahoma corporation (the “Company”).

Company Symbol:	MCVE (OTC Bulletin Board).

Capital Structure:
As of March 31, 2011, the Company had 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”), authorized with 98,402,190 shares issued and outstanding.  The Company also had outstanding warrants and options to purchase 52,873,517 and 5,774,765 shares, respectively.  The assets of the Company are pledged to secure a $200,000 revolving line of credit with Arvest Bank.

Offering
Description of
Securities:
Convertible Debentures Series 2011 (“Debentures”) and Series B Warrants (“Warrants”) to purchase Common Stock.  Unless the context otherwise requires, references to the Debentures include references to the Warrants and the Common Stock issuable by the Company upon prepayment, conversion or exercise of the Debentures, as the case may be.

Investors:	Investors must be “Accredited Investors” as defined by the federal securities laws (the “Investors” or “Holders”).

Minimum
Investment:	$100,000 unless otherwise determined by the Company in its sole discretion. The Company in its discretion may exchange its previously issued debentures for Debentures.

Offering Amount:
The Company has not established a minimum or maximum offering size.  The Company’s goal is $1,000,000 in aggregate subscriptions exclusive of the exchange of previously issued debentures. Because there is no minimum for the offering, a subscription from a prospective investor will be irrevocable when accepted by the Company and the subscription proceeds will to be immediately available for use by the Company.

Use of Proceeds:
The proceeds from this offering will be used by the Company for working capital to increase its market share from the sale of mobile apps in dining and other vertical markets and may include working capital for acquired companies.

Offering Period
And Closing Date:
The offering will commence on August 1, 2011, and will continue until December 31, 2011, unless terminated by the Company at an earlier date.  Subscriptions for Debentures will be reviewed and accepted or rejected as they are received.

Debentures

Face Amount:	$1,000 and even multiples thereof.

Maturity:	December 31, 2016.

Interest:
The Debentures will earn interest at the rate of 12 percent per annum.  Interest will be paid quarterly exclusively from the Debenture Account described below.  The Company will not be obligated to use other cash available to it for interest payments.  If sufficient funds are not in the Debenture Account when an interest payment is due, interest will accrue and be paid in a future quarter or at maturity.

Principal:
Principal on the Debentures will be prepaid in cash on a quarterly basis as the Debenture Account permits. The Company will have discretion in determining the amount of and to whom the quarterly payments are made. Any remaining principal and accrued but unpaid interest will be paid in cash at maturity to the extent the Debenture Account permits. The remainder of the Company’s obligation not satisfied by a cash payment at maturity will be satisfied by the delivery of shares of Common Stock using the weighted average price for the five-day trading period before the maturity date.

Debenture
Account:	To provide for the prepayment of the Debentures, the Company will set aside in a separate account with a financial institution (“Debenture Account”) for the deposit of 25% of any recovery it receives from any judgment or settlement in any infringement case or claim it prosecutes.

Conversion:	The Debentures may be converted into Common Stock at any time other than a period beginning 10 days following the notification of a prepayment by the Company and ending 30 days past such notice. Upon conversion the holder will be entitled to receive the number of shares of Common Stock that could be purchased with 200% of the principal amount of the Debenture, together with accrued and unpaid interest, and with the Common Stock valued using the weighted average price for the five-day trading period preceding the debenture investment (the “Conversion Price”) provided however, that the Conversion Price shall not be less than ten cents per share at any time and the Conversion Price shall not be more than 10 cents per share for investments made prior to October 1, 2011.

Purchase and Distribution Rights:	The holders of Debentures are entitled to participate in any grant or sale of options, warrants, convertible securities and property distributed on a pro rata basis to shareholders of the Company as if the Debentures had been converted immediately before the distribution. During 2011, the holders of Debentures will have the right to participate in any new offerings of securities of the Company if the securities are offered for cash and are shares of Common Stock or securities convertible in shares of Common Stock. The right to purchase is not triggered under certain circumstances such as grant or exercise of options under employee stock option plans or the conversion of securities that are outstanding. The holders of the Debentures have certain rights upon the pro rata distribution to shareholders of property of the Company.

Class B Warrants

Terms:	The exercise price (“Exercise Price”) of this Warrant shall be $.10 per share for debenture investments made prior to October 1, 2011. On and after October 1, 2011, the conversion price shall be equal to the Debenture Conversion Price.

Other Terms

Working Capital Requirements:	The Company has working capital requirements of $5,000,000 over the next 24 months. Working capital will come from this offering, from future offerings of securities, from current operations and from the patent recently issued to the Company. The Company has been issued a patent on its mobile information collection system as set forth in the Company’s Current Report of Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 29, 2010. The importance of the patent in the mobile apps market has yet to be fully proven but its scope and value to the Company from future licensing agreements require the Company to initiate infringement claims as a business strategy to protect its intellectual property. This strategy will not require any significant amount of working capital but is expected to generate revenues from successful infringement litigation and settlements.

No Shorting:	Each prospective investor must agree to not engage in any short sales of the Company’s securities while holding the Debentures.

Confidentiality:	This Summary is confidential and none of its provisions or terms shall be disclosed except upon mutual agreement. Investors shall refrain from trading in the stock of the Company on the basis of information in this Summary until such information is publicly disclosed by the Company.

Risk Factors:	There are substantial risks associated with an investment in the Company and in this offering. Before investing, prospective investors should review the Risk Factors Section in the Company’s Annual Report of Form 10-K filed with the SEC for the year ended December 31, 2010, as well as the Cautionary Note Regarding Forward Looking Statements in that Report.

The Company experienced a net loss in 2010 which increased its accumulated deficit and caused the Company’s auditor to qualify its opinion for the Company’s December 31, 2010 financial statements due to doubt about the Company’s ability to continue as a going concern. The Company’s plan to continue as a going concern includes the sale of securities in offerings like this one.

Prospective investors should not rely on any information about the Company or this investment that is not included in the written information provided by the Company or in the Company’s reports filed with the SEC.

The Debentures are illiquid investments and are subject to restrictions on transfer. Each Debenture will bear a restrictive legend and the Company will limit transfers except as provided by applicable securities laws.

Additional
Information:
Prospective investors and their advisers may contact James C. McGill, Chairman of the Board of Directors, for additional information about the Company and this offering. The Company files annual, quarterly and current reports with the SEC.  The Company’s business, capital structure, financial condition and management, among other things, are disclosed in the reports. Such reports are available on the Company’s website and from the SEC at www.sec.gov and should be reviewed by prospective investors when evaluating this investment.

.
Dispute Resolution:	Disputes concerning the Debentures, the Warrants and this offering are to be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

Subscription:
Investors should carefully read this Summary, the Debenture, the Warrant and the Subscription Agreement, as well as the information referred to in “Risk Factors” and “Additional Information” above before making this investment.

IN MAKING AN INVESTMENT DECISION PROSPECTIVE INVESTORS SHOULD RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING INCLUDING THE MERITS AND RISKS OF THE INVESTMENT.

NO SECURITIES REGULATORY AGENCY HAS PASSED ON ACCURACY OR ADEQUACY OF THIS DOCUMENT.

AN INVESTMENT IS SUITABLE ONLY FOR SOPHISTICATED INVESTORS FOR WHOM AN INVESTMENT DOES NOT CONSTITUTE A SIGNIFICANT PORTION OF THEIR ASSETS AND WHO CAN STAND THE LOSS OF THIS INVESTMENT.

THIS SUMMARY DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICIATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICIATION OR SALE IS PROHIBITED.

THIS SUMMARY IS FOR YOUR PERSONAL USE ONLY AND SHOULD NOT BE COPIED OR FURTHER DISTRIBUTED WITHOUT THE CONSENT OF THE COMPANY.

MacroSolve, Inc.
August 1, 2011